Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) (the “Registration Statement”) relating to the Terreno Realty Corporation’s Amended and Restated 2010 Equity Incentive Plan of our reports dated February 11, 2015 with respect to the consolidated financial statements and schedule of Terreno Realty Corporation and the effectiveness of internal control over financial reporting of Terreno Realty Corporation included in Terreno Realty Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2014 filed with the Securities and Exchange Commission. We also consent to the incorporation by reference in the Registration Statement of our reports dated July 27, 2012, with respect to the statements of revenues and certain expenses of Garfield and Caribbean included in the Current Report on Form 8-K/A filed on July 27, 2012 with the Securities and Exchange Commission, our reports dated June 24, 2013, with respect to the statements of revenues and certain expenses of America’s Gateway, Route 100, Manhattan Beach, 26th Street and South Main included in the Current Report on Form 8-K filed on June 24, 2013 with the Securities and Exchange Commission, and our reports dated February 18, 2014 with respect to the statement of revenues and certain expenses of JFK Airgate, included in the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 18, 2014.

/s/ Ernst & Young LLP

San Francisco, California

February 11, 2015